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                             APPENDIX TO 10-K
                   FOR THE YEAR ENDED SEPTEMBER 30, 1994


An explanation of the graphs which appear in the "Financial
Highlights" on page 1 of the registrant's annual report for the fiscal year ended September 30, 1994 and is hereby incorporated by reference.

SALES GRAPH:
     This stacked bar graph is shipments in millions of dollars for Aircraft Controls and Industrial Controls for the fiscal years ended 1990 through 1994. Consolidated plot points are $340, $362, $374, $331 and $333 with the first plot point being 1990. Aircraft Controls' plot points are $201, 198, $199, $152 and $141. Industrial Controls' plot points are $139, $164, $175, $179 and $192 for the same time period.

EARNINGS (LOSS):
     The bar graph for consolidated earnings (loss) before the cumulative effect of accounting changes in 1993 is in millions of dollars for fiscal years 1990 through 1994. The plot points beginning with 1990 are $29, $24, $20, $13 and -$3.

EARNINGS (LOSS) AND CASH DIVIDENDS PER SHARE:
     The bar graph for consolidated earnings (loss) and cash dividends per share is for fiscal years ended 1990 through 1994. For fiscal year ended 1993 the points are before cumulative effect of accounting changes. Beginning with 1990, plot points for earnings per share are $10.74, $8.86, $7.23, $4.50 and -$1.11. Cash dividends plot points, beginning with 1990, are $3.35, $3.70, $3.70, $3.72 and
     $3.72.